Exhibit 99.1

1400 Union Meeting Road
Blue Bell, PA 19422
Phone: 215-619-2700
Fax: 215-619-7841

Contacts:

Ian Harvie of C&D: 215-619-7835

Joseph Crivelli of Gregory FCA, for C&D: 610-642-8253

For Immediate Release

C&D Technologies Completes Recapitalization

BLUE BELL, PA, November 22, 2006 -- C&D Technologies (NYSE: CHP), a leading global producer and marketer of electrical power storage and conversion products used in telecommunications, industrial and motive applications, today announced that it has completed its previously announced private placement of $54.5 million of 5.5% convertible senior unsecured notes due 2026. The notes are callable by the Company at any time after five years, and the holders of the notes have a put option on November 15 in each of 2011, 2016 and 2021. The Company is using the proceeds from the financing to repay its $50 million secured term loan which currently is priced at Libor plus 700 basis points, fees and expenses associated with the offering and for general corporate purposes. The notes pay interest semi-annually, in cash. Upon election of the investors, the notes may be converted into shares of the Company's common stock at a conversion price of approximately $4.84, which represents a premium of approximately 12.5% to the closing price of the Company's common stock on the New York Stock Exchange on November 15, 2006.

The notes were offered and sold only to accredited investors who are qualified institutional buyers under Rule 144A and in accordance with Section 4(2) under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder. Neither the notes nor the underlying shares of common stock were registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. In connection with the private placement, the Company has agreed to file a registration statement to register for resale notes and the common stock issuable upon conversion of the notes.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the convertible senior unsecured notes or any shares of common stock of the Company that may be issued upon the conversion thereof, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Forward-looking Statements:

This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward- looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward- looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2006, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), particularly uncertainties with respect to commodity prices, particularly lead, general market conditions and the ability to successfully implement the Company's productivity initiatives, including rationalizations, relocations and consolidations, could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), motive (material handling), telecommunications, and uninterruptible power supply (UPS) markets, as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. Through our Power Electronics Division, we manufacture and market custom, standard and modified-standard electronic power supply systems, including DC-to-DC converters, for large OEMs of telecommunications and networking equipment, as well as office and industrial equipment. The division also manufactures power conversion products sold into military and CATV applications as well as digital panel meters and data acquisition components. C&D Technologies' unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA.

C&D® is a registered trademark of C&D Technologies, Inc.

SOURCE C&D Technologies, Inc.